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              FORM OF AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT


         [NAME OF EXECUTIVE] ("Executive") and KIEWIT MATERIALS COMPANY, a Delaware corporation ("Company") hereby agree as follows:

         1. EXECUTIVE EMPLOYMENT AGREEMENT. The certain Executive Employment Agreement between Executive and Company, and dated for reference purposes April 19, 2002, is herein called the "Executive Employment Agreement".

         2. AMENDMENT. Executive and Company hereby amend the Executive Employment Agreement in the following particulars:

         Subparagraph 5(d) of the Executive Employment Agreement is hereby deleted, and in its place and stead the following shall be subparagraph 5(d) of the Executive Employment Agreement:

         "(d)     (i) Whether or not Executive becomes entitled to the
Termination Payment, if any of the payments or benefits received or to be received by Executive in connection with a Change in Control or Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Company, with any person whose actions result in a Change in Control or with any person affiliated with Company or such person, (but not including any payments or benefits received by Executive in connection with any Security (as defined in Section 5(d)(ii)) (all such payments and benefits, excluding the Gross-Up Payment (as defined herein), being hereinafter referred to as the "Total Payments") become subject to any excise tax imposed under section 4999 of the Internal Revenue Code (the "Excise Tax"), Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments.

                  (ii) This Agreement shall not apply to any payments or benefits received by Executive in connection with any Security (as defined herein) owned by Executive, which payments or benefits are subject to that certain Indemnification Agreement executed by and between Executive and Company of even date herewith (the "Indemnification Agreement"). For purposes of this
Section 5(d), the term "Security" shall mean any one or more of the convertible debentures of Company issued as Series 2000A, 2000B, 2000C, 2000D and 2001.

                  (iii) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax,
(A) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Internal Revenue Code) unless, in the opinion of tax counsel ("Tax Counsel") selected by Company and reasonably acceptable to Executive, such Total Payments (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Internal Revenue Code, (B) all "excess parachute payments" within the meaning of section 280G(b)(1) of the Internal


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Revenue Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Internal Revenue Code) in excess of the "base amount" allocable to such reasonable compensation (within the meaning of section 280G(b)(3) of the Internal Revenue Code), or are otherwise not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the accounting firm which was, immediately prior to the Change in Control, Company's independent auditor (the "Auditor") in accordance with the principles of sections 280G(d)(3) and (4) of the Internal Revenue Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Termination Date (or if there is no Termination Date, then the date on which the Gross-Up Payment is calculated for purposes of this Section 5(d)), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                  (iv) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to Company, within 5 business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (including that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive), plus in the event that such amount is not repaid within 5 business days after Executive is notified of such determination interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Company shall make a further GrossUp Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) within 5 business days following the time that the amount of such excess is finally determined. Executive and Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments

                  (v) The Gross-Up Payment shall be made not later than the 30th day following the Termination Date (or if there is no Termination Date, then the 30th day after the date on which the Gross-Up Payment is calculated for purposes of this Section 5(d)). At the time the Gross-Up Payment is made, Company shall provide Executive with a written statement setting forth the manner in which such payment was calculated and the basis for such calculations including, without limitation, any opinions or other advice Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement)."

         3. RATIFICATION. The Executive Employment Agreement as amended and modified herein is hereby ratified and confirmed.


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         4.       REFERENCE DATE. This Amendment is dated for reference
purposes July 8, 2002.


                                    -------------------------------------------
                                    [NAME OF EXECUTIVE], Executive


                                    Kiewit Materials Company


                                    By:
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SCHEDULE OF AMENDMENTS TO EXECUTIVE EMPLOYMENT AGREEMENTS
WITH EXECUTIVE OFFICERS

1. Amendment to Executive Employment Agreement, dated as of July 8, 2002, by and between the Company and Donald E. Bowman.

2. Amendment to Executive Employment Agreement, dated as of July 8, 2002, by and between the Company and Mark E. Belmont.

3. Amendment to Executive Employment Agreement, dated as of July 8, 2002, by and between the Company and John J. Shaffer.

4. Amendment to Executive Employment Agreement, dated as of July 8, 2002, by and between the Company and Rick W. Thomas.

5. Amendment to Executive Employment Agreement, dated as of July 8, 2002, by and between the Company and Todd A. Freyer.